Exhibit 10.1

RATIFICATION AND AMENDMENT AGREEMENT

THIS RATIFICATION AND AMENDMENT AGREEMENT dated as of October 17, 2005 (the “Amendment”), is entered into by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company, in its capacity as “Agent” and “Lender” under the Loan Agreement referenced below (in such capacities, collectively, the “Lender”), and GARDENBURGER, INC., an Oregon corporation (“Borrower”).  Capitalized terms used and not otherwise defined herein are used as defined in the Loan Agreement (as defined below).

A.            Lender and Borrower have entered into that certain Revolving Credit and Term Loan Agreement dated as of January 10, 2002, as amended by a First Amendment to Revolving Credit and Term Loan Agreement dated as of September 30, 2002, a Second Amendment to Revolving Credit and Term Loan Agreement dated as of December 31, 2002, a Third Amendment to Revolving Credit and Term Loan Agreement dated as of March 31, 2003, a Fourth Amendment to Revolving Credit and Term Loan Agreement dated as of December 29, 2003, a Fifth Amendment to Revolving Credit and Term Loan Agreement dated as of April 8, 2004, a Sixth Amendment to Revolving Credit and Term Loan Agreement dated as of August 13, 2004, a Seventh Amendment to Revolving Credit and Term Loan Agreement dated as of November 29, 2004, an Eighth Amendment to Revolving Credit and Term Loan Agreement dated as of February 18, 2005 and a Ninth Amendment to Revolving Credit and Term Loan Agreement dated as of August 9, 2005 (as amended, supplemented, modified and/or restated from time to time, the “Loan Agreement”);

B.            On October 14, 2005, Borrower, as debtor and debtor-in-possession, filed a voluntary petition in a case (Case No. 05-19539-JB) (the “Chapter 11 Case”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”); and

C.            Borrower has moved for an Interim Order and a Final Order to be entered by the Bankruptcy Court permitting secured post-petition, debtor-in-possession financing of Borrower pursuant to the Loan Agreement, as amended hereby.

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           Acknowledgements.

(a)           Borrower hereby acknowledges and agrees that based on the Specified Events of Default, it is unconditionally liable to Lender under the terms of the Loan Agreement and the other Loan Documents for the full and immediate payment of all of the Obligations including, without limitation, those Obligations set forth on Schedule A attached hereto and incorporated herein by reference, plus all interest (including, without limitation, interest accruing at the Default Rate under and in accordance with the terms and provisions of the Loan Documents), charges, fees, costs, and expenses that may arise under the Loan Agreement and other Loan Documents plus all reasonable attorneys’ fees, disbursements and costs of collection incurred in connection with such Obligations by Lender and that Borrower has no defenses, counterclaims or set-offs with respect to the full and immediate payment and performance of any or all Obligations under the Loan Agreement and the other Loan Documents.

(b)           Borrower acknowledges and agrees that (i) the Specified Events of Default under the Loan Agreement constitute material defaults under the Loan Agreement and the other Loan Documents, (ii) any grace periods or cure periods which must expire prior to the Lender exercising any of its rights and remedies in connection with the Loan Agreement and the other Loan Documents, have been given, complied with and expired and, in any event, are hereby waived and relinquished by Borrower, and (iii) as a consequence, the Lender is now entitled to immediately exercise all of its rights and remedies under the Loan Agreement, the other Loan Documents, at law or in equity, including, without limitation, its rights to declare all Obligations to be immediately due, payable and performable, without notice, except to the extent that the Lender has agreed to forbear from exercising those rights and remedies in this Amendment or to the extent Lender is precluded from doing so under the Bankruptcy Code.

(c)           Borrower further acknowledges and agrees that as a result of the Specified Events of Default, the Lender has no commitments, obligations or agreements to make Loans or advances or other financial accommodations to Borrower, all such commitments, obligations, and agreements having terminated, except to the extent that the Lender has agreed to continue to make Loans, advances or other financial accommodations pursuant to this Amendment.

(d)           Borrower acknowledges, confirms and agrees that the Lender has and has had a valid, enforceable and perfected first priority security interest and Lien upon all of the Pre-Petition Collateral granted by the Borrower to the Lender pursuant to the Loan Documents to secure all of the Obligations, subject only to Liens or security interests permitted in the Loan Agreement.  In furtherance and not in limitation of the Interim Financing Order, the Borrower grants or reaffirms its grant, as the case may be, pledges and assigns to Lender a continuing security interest and Lien upon, and rights of setoff against the Post-Petition Collateral to secure all of the Post-Petition Obligations.

(e)           Borrower acknowledges and agrees that the Recitals to this Amendment are true and accurate and are incorporated herein by reference.

SECTION 2.           Limited Forbearance.  All rights and remedies of Lender in connection with the Specified Events of Default under the Loan Agreement and the other Loan Documents and applicable law are hereby reserved but, except as otherwise specifically provided herein and in the Financing Order, Lender agrees to make Loans, advances and other financial accommodations and to forbear from exercising its rights and remedies in connection with the Specified Events of Default under the Loan Agreement and the other Loan Documents until the earlier to occur of any of the following (each a “Termination Event”):  (i) the Termination Date (as defined in the Interim Financing Order) under the Interim Financing Order; or (ii) the occurrence of a “New Default” (as defined below); or (iii) at such time as Borrower, Annex Holdings I L.P. (“Annex” or “Subordinated Lender”), Wells Fargo Bank, National Association acting through its operating division, Wells Fargo Business Credit (“WFBC”), GB Retail Funding, LLC (“GB”), any successor of Borrower, Annex, WFBC or GB, or any owner or shareholder of Borrower, or any Affiliate of any of them, commences any legal action, suit, or proceeding against Lender or contesting or challenging the validity or enforceability of this Amendment, the Loan Agreement, or any of the other Loan Documents or the Obligations or the validity, perfection, or priority of any Lien granted to Lender.  For purposes of this Amendment, the term “New Default” shall mean any failure of Borrower in the performance of any of the terms or conditions of, or any breach of any representation or warranty under, or any other Default or Event of Default under this Amendment, the Loan Agreement, the other Loan Documents, any Financing Order or any other agreements, instruments, documents or side letters entered into in connection herewith or therewith, except that no Specified Event of Default shall be deemed a “New Default” hereunder.  Upon a Termination Event, the Lender’s agreement hereunder to make Loans, advances or other financial accommodations to Borrower and to forbear from exercising its rights or remedies under the Loan Documents shall terminate, and the Lender may at any time thereafter terminate the Loan Agreement, the other Loan Documents and/or proceed to exercise any and all of its rights and remedies, including without limitation, its rights and remedies in connection with the Specified Events of Default and any other Defaults and/or Events of Default under the Interim Financing Order, any other Financing Order and Loan Documents, all of which are hereby reserved.

SECTION 3.           Amendments.

(a)           Amendments to Loan Agreement.  The Loan Agreement shall be and hereby is amended as follows:

(i)            Section 2.1(a) (The Revolving Facility) of the Loan Agreement shall be and hereby is amended and restated in the entirety as follows:

“(a)         Subject to the provisions of this Agreement, each Lender agrees to make available its Pro Rata Share of Advances to Borrower under the Revolving Facility from time to time during the Revolving Facility Term; provided, that (i) the Pro Rata Share of the Advances of any Lender shall not at any time exceed its separate Commitment, and (ii) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the lesser of (A) the Facility Cap and (B) (1) the value, in Dollars, of (i) eighty-five percent (85%) of the Borrowing Base for Eligible Receivables, and (ii) sixty percent (60%) of the Borrowing Base for Eligible Inventory Costs, minus, (a) the Ratification And Amendment Agreement Reserve and (b) if applicable, additional amounts reserved pursuant to this Agreement plus (2) the Ninth Amendment Amortizing Advance Amount (such amount calculated pursuant to subsection (B) being referred to herein as the “Availability”).  The aggregate amount of Advances at any time outstanding under the Revolving Facility shall not be less than $1,000,000.  The obligations of Lenders hereunder shall be several and not joint up to the amount of the Commitments.  The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement.  Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Agent in its Permitted Discretion and is final and binding upon Borrower.  Unless otherwise permitted by Agent, each Advance shall be in an amount of at least $50,000.  Advances under the Revolving Facility automatically shall be made for the payment of interest on the Revolving Notes and other Obligations on the date when due to the extent available and as provided for herein.”

(ii)           Section 6.1(h) (Deposit Accounts, Other Accounts and Investment Property) of the Loan Agreement shall be and hereby is amended and restated in the entirety as follows:

“(h)         Deposit Accounts, Other Accounts and Investment Property.  Borrower shall (i) promptly, and in any event within five (5) calendar days after Borrower (A) establishes any Deposit Account, securities account, money market account or any similar account, or (B) becomes the owner of any investment property, notify Lender of such, and thereafter (ii) deliver to Lender, within fifteen (15) Business Days, documentation to perfect Lender’s Lien thereon, in form and substance reasonably acceptable to Lender.  Schedule 6.1(h) lists all of Borrower’s Deposit Accounts, securities accounts, money market accounts and similar accounts.”

(iii)          New Sections 6.1(i) through 6.1(l) shall be and hereby are added to the Loan Agreement as follows:

“6.1(i)     Budget.  The Borrower shall meet and comply, in all respects, with the expenditure limitations set forth in the Budget.  In addition to the Budget attached hereto as Schedule 6.1(i), the Borrower shall furnish to Lender on Wednesday of each week, or if Wednesday is not a Business Day, then on the next succeeding Business Day, a thirteen (13) week “roll-forward” Budget setting forth for the immediately preceding week a comparison of the actual cash receipts and disbursements to the projected (or budgeted) cash receipts and disbursements for such weekly periods set forth in the Budget on a cumulative, weekly roll-forward basis, which shall include expenditure limits that are satisfactory to Lender in its sole discretion.

6.1(j) Refinance Of Borrower.  The Borrower shall use its best efforts to refinance the Obligations as promptly as possible.

6.1(k) Rolling Sales Report.  In addition to the financial reporting requirements set forth in this Agreement, the Borrower shall deliver to Lender a weekly report, in form and substance satisfactory to Lender in its sole discretion, to be provided no later than Wednesday of each week, or if Wednesday is not a Business Day, then on the next succeeding Business Day, which sets forth for the immediately preceding week a detailed reconciliation analysis of weekly sales as compared to projected sales for such period (together with an explanation of all variances) and actual sales for the same week during Borrower’s prior fiscal year.

6.1(l)       Bankruptcy Court Reports and Related Items.  In addition to the financial reporting requirements set forth in this Agreement, until the Obligations have been indefeasibly repaid in full in cash, the Borrower shall promptly provide Lender with copies of all financial reports, schedules and other materials and information related to the Collateral at any time furnished by the Borrower, or on its behalf, to the Bankruptcy Court, the United States Trustee, the any replacement lender, exit lender or any creditors’ committee or any of the Borrower’s shareholders, concurrently with the delivery thereof.”

(iv)          Appendix A to the Loan Agreement shall be and hereby is amended to add the following definitions in proper alphabetical order:

(a)           “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Bankruptcy Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

(b)           “Bankruptcy Court” shall mean the United States District Court for the Central District of California or any other court having jurisdiction over the Chapter 11 Case from time to time.

(c)           “Budget” shall mean the budget prepared by the Borrower and attached hereto as Schedule 6.1(i), setting forth information for any subsequent period or periods.

(d)           “Debtor” shall mean Gardenburger, Inc., as debtor and debtor-in-possession, and its successors and assigns (including, without limitation, any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).

(e)           “Filing Date” shall mean the date of the commencement of the Chapter 11 Case.

(f)            “Financing Order” shall mean, collectively, the Interim Financing Order and such other orders relating thereto or authorizing the granting of credit by Lender to the Debtor on an emergency, interim or permanent basis, pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Case.

(g)           “Interim Financing Order” shall mean that certain Interim Financing Order (acceptable in form and substance to the Lender) entered by the Bankruptcy Court authorizing the secured financing under the Loan Documents.

(h)           “Post-Petition Agreements” shall mean the Loan Documents as in effect immediately following the Filing Date, and shall include, without limitation, the Ratification and Amendment Agreement.

(i)            “Post-Petition Collateral” shall mean, all now existing or hereafter acquired real and personal property (including, without limitation, and by way of general description only, inventory, accounts receivable, machinery, equipment, furniture and fixtures, real property, general intangibles and the cash and non-cash proceeds thereof) of the Debtor and the Debtor’s estate, wherever located, of any kind or nature, upon which the Lender is granted a security interest or Lien pursuant to the Loan Documents or the Interim Financing Order or any other order entered or issued by the Bankruptcy Court (and any other items included within the definition of “Post-Petition Collateral” as set forth in any Financing Order or any other such orders).

(j)            “Post-Petition Obligations” shall mean all of the Debtor’s liabilities and obligations under the Post-Petition Agreements, including, without limitation, with respect to the Loans to be made after the commencement of the Chapter 11 Case, including, without limitation, the obligations to pay all principal, interest thereon (including, without limitation, interest accruing thereon at the Default Rate), fees and expenses, and to provide Lender with adequate protection of its interests in the Pre-Petition Collateral and other property to be used, sold, leased or otherwise disposed of by the Debtor after the commencement of the Chapter 11 Case under the terms of the Financing Order (including, without limitation, coverage as to the account of any loss, damages, depletion, diminution or depreciation resulting from the Debtor’s use (or in the case of inventory, sale) of such property.

(k)           “Pre-Petition Collateral” shall mean all of the Collateral, which includes all of the Debtor’s property, including, without limitation, and by way of general description only, inventory, accounts receivable, machinery, equipment, furniture and fixtures, real property, general intangibles and the cash and non-cash proceeds thereof.

(l)            “Pre-Petition Financing Agreements” shall mean the Loan Documents as in effect immediately prior to the Filing Date.

(m)          “Pre-Petition Obligations” shall mean the Loans made by the Lender to Borrower under the Pre-Petition Financing Agreements in the aggregate unpaid principal amount of $8,026,345.15, as of the Filing Date plus accrued and accruing interest, fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses earned or incurred by Lender under the Pre-Petition Financing Agreements, and all other debts, liabilities and obligations of Borrower thereunder.

(n)           “Ratification and Amendment Agreement” shall mean that certain Ratification and Amendment Agreement dated as of October     , 2005 among Borrower and Lender, including as amended, supplemented, modified and/or restated from time to time.

(o)           “Ratification and Amendment Agreement Reserve” shall mean an amount equal to $120,000.

(p)           “Specified Events of Default” shall mean the following Defaults and Events of Default that are occurring and continuing under the Loan Agreement and Loan Documents: (i) Borrower’s failure to comply with the

Minimum Adjusted EBITDA covenant set forth on Annex I to the Loan Agreement for the Quarterly Test Period ending June 30, 2005 in violation of subsection (c) of Article VIII of the Loan Agreement; (ii) Borrower’s commencement of the Chapter 11 Case in violation of subsections (g) and (h) of Article VIII of the Loan Agreement; and (iii) Borrower’s failure to timely deliver the Rolling Thirteen-Week Cash Flow Forecast required to be delivered pursuant to Section 6.1(j) of the Loan Agreement on one or more occasions prior to the commencement of the Chapter 11 Case.

(v)           Appendix A to the Loan Agreement shall be and hereby is amended to delete the definitions of “Collateral”, “Eligible Receivables”, “Loan Documents” and “Obligations” set forth therein and to replace them with the following in place thereof:

(a)           “Collateral” shall mean, collectively and each individually, all collateral and/or security granted to Lender, by Borrower and/or Guarantors pursuant to the Loan Documents, including, without limitation all Pre-Petition Collateral and all Post-Petition Collateral.

(b)           “Eligible Receivables” shall mean each Account arising in the ordinary course of Borrower’s business from the sale of goods or rendering of services which Agent, in its Permitted Discretion, deems an Eligible Receivable unless:

(a)           it is not subject to a valid perfected first priority security interest in favor of Agent, for the benefit of itself and Lenders, subject to no other Lien of equal or higher priority;

(b)           it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Agent; provided, that Agent in its sole discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Agent as Eligible Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

(c)           it arises out of services rendered or a sale made to, or out of any other transaction between with, one or more affiliates of Borrower;

(d)           it remains unpaid for longer than 90 calendar days after the original invoice date;

(e)           with respect to all Accounts owed by any particular Account Debtor and/or its affiliates, if more than 25% of the aggregate balance of all such Accounts owing from such Account Debtor and/or its affiliates remain unpaid for longer than 90 calendar days after the original invoice date;

(f)            with respect to all Accounts owed by any particular Account Debtor and/or its affiliates, 25% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder (which percentage may, in Agent’s Permitted Discretion, be increased or decreased);

(g)           with respect to all Accounts owed by any particular Account Debtor and/or its affiliates, if such Accounts exceed 10% (such percentage or any other percentage set forth below or hereafter established for any particular Account Debtor, a “Concentration Limit”) (all of which Concentration Limits may, in Agent’s Permitted Discretion, be increased or decreased) of all Accounts at any one time; provided, that only the portion of Accounts which exceed the Concentration Limit shall be deemed ineligible for purposes of this subsection (g); and, further provided, that the Concentration Limit for each of the following Account Debtors shall be as follows:  Sysco – 25%, Costco – 15%, US Foodservice – 15%, DOT Foods – 20%;

(h)           any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(i)            the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or Borrower, in the ordinary course of business, should have known of any of the foregoing;

(j)            it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or Canada or that have their principal place of business or chief executive offices outside the continental United States or Canada;

(k)           it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper or an instrument of any kind or has been reduced to judgment;

(l)            the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Agent, for the benefit of itself and Lenders, pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise all with applicable statutes or regulations respecting the assignment of government Accounts have been complied with;

(m)          it is subject to any offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

(n)           there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

(o)           any return, rejection or repossession of goods or services related to it has occurred;

(p)           it is not payable solely to Borrower;

(q)           Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(r)            with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(s)           it constitutes a re-billing of an amount previously billed; or

(t)            it fails to meet such other specifications and requirements which may from time to time be established by Agent or is not otherwise satisfactory to Agent, as determined in Agent’s Permitted Discretion.

(c)           “Loan Documents” shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Uniform Commercial Code Financing Statements, the Landlord Waiver and Consents, the Borrowing Certificates, all Pre-Petition Financing Agreements, all Post-Petition Financing Agreements and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

(d)           “Obligations” shall mean all shall mean all present and future obligations, Indebtedness and liabilities of Borrower to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to Notes and/or Loans, including, without limitation, all Pre-Petition Obligations, all Post-Petition Obligations and all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

(vi)          The financial covenants set forth in Annex I of the Loan Agreement (Leverage Ratio, Minimum EBITDA, Fixed Charge Coverage Ratio and Capital Expenditures) shall not be tested at any time prior to the occurrence of a Termination Event under this Amendment, except that the Borrower’s Total Debt Ratio shall be calculated for purposes of determining any applicable Total Debt Ratio Fee under Section 3.7 of the Loan Agreement.  In addition, Borrower shall comply with the following financial covenants at all times prior to the indefeasible payment in full in cash of the Obligations:

(a)           Minimum Availability Covenant.  Borrower shall maintain Availability of not less than $1.00 or such lower amount agreed to by Lender in its sole discretion (as evidenced by Lender’s written consent) at all times; and

(b)           Minimum Rolling Eight Week Sales Covenant.  As tested on each of the following test dates for the trailing eight (8) week period ended as of the prior Friday taken as one accounting period (each a “Measurement Period”), Borrower’s weekly gross sales shall not be less than the corresponding “Minimum Weekly Gross Sales” amount set forth in the right hand column below:

Test Date	Measurement Period (in each case, the trailing eight (8) week period ended as of the date set forth below)	Minimum Weekly Gross Sales
October 19, 2005	October 14, 2005	$7,833,756
October 26, 2005	October 21, 2005	$7,779,540
November 2, 2005	October 28, 2005	$7,626,439
November 9, 2005	November 4, 2005	$7,119,947
November 16, 2005	November 11, 2005	$6,930,115
November 23, 2005	November 18, 2005	$6,501,852
November 30, 2005	November 25, 2005	$5,734,800
December 7, 2005	December 2, 2005	$5,445,900
December 14, 2005	December 9, 2005	$5,443,200

(vii)         A new Schedule 6.1(h) (Deposit Accounts, Other Accounts and Investment Property) shall be and hereby is added to the Loan Agreement in the appropriate order in the form of Schedule B attached hereto.

(viii)        A new Schedule 6.1(h) (Budget) shall be and hereby is added to the Loan Agreement in the appropriate order in the form of Schedule C attached hereto.

(ix)           Schedule 6.8 (Post Closing Requirements) of the Loan Agreement shall be and hereby is deleted in its entirety.

(x)            Notwithstanding anything to the contrary set forth in any provision of the Loan Agreement, from and after the date hereof, the proceeds of the Loans shall be used by Borrower solely for the Borrower’s working capital needs in connection with its veggie burger and meat alternative products business in accordance with and subject in all respects to the expenditure limitations set forth in the Budget.

(b)           Amendment to Security Agreement.  The Security Agreement shall be and hereby is amended as follows:

Section 8.6 (Release of Collateral) of the Security Agreement shall be and hereby is amended and restated in the entirety as follows:

“8.6         Release of Collateral.  Promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations and the termination of the Loan Agreement, and the execution and delivery of a written release by the Debtor of all claims against Secured Party and the Lender, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are indemnified liabilities under the Loan Agreement, then the security interests and Liens created hereby shall terminate and Secured Party shall execute and deliver such documents, at the Debtor’s expense, as are necessary to release Secured Party’s security interests and Liens in the Collateral and shall return the Collateral to Debtor at the address of Debtor set forth herein or at such other address as Debtor may direct in writing; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Secured Party or any Lender.  Neither Secured Party nor any Lender shall be deemed to have made any representation or warranty with respect to any Collateral so delivered, except that such Collateral is free and clear, on the date of such delivery, of any and all liens, charges and encumbrances arising from Secured Party’s own acts.”

SECTION 4.           Certain Fees; Default Rate.

(a)           Ratification and Amendment Fee.  Borrower acknowledges and agrees that, as partial consideration for the Lender’s agreements and commitments under this Amendment, within three (3) days of the Bankruptcy Court’s approval of the Interim Financing Order, the Borrower shall pay to Lender $35,000 in cash as a fully earned, non-refundable facility fee (the “Ratification and Amendment Fee”).

(b)           First Total Debt Ratio Fee Installment.  Each of Borrower and Lender acknowledges and agrees that notwithstanding anything to the contrary contained in Section 3.7 (Total Debt Ratio Fee) of the Loan Agreement, the Total Debt Ratio Fee Installment that would otherwise be payable with respect to the Borrower’s Quarterly Test Period ending on September 30, 2005 on the earlier to occur of (a) the date five (5) calendar days after the date of delivery to Lender of Borrower’s quarterly financial statements for the Quarterly Test Period ending September 30, 2005, and (b) the date fifty (50) calendar days after the end of the Quarterly Test Period ending September 30, 2005 (the “First Total Debt Ratio Fee Installment”), shall now be paid on the earlier of a Termination Event and the date upon which the Obligations are otherwise due and/or repaid in full in cash.  All subsequent installments of the Total Debt Ratio Fee (collectively, the “Subsequent Total Debt Ratio Fee Installments”) shall be paid on the dates specified in Section 3.7 of the Loan Agreement.  Notwithstanding the foregoing, each of Borrower and Lender acknowledge and agree that the First Total Debt Ratio Fee Installment and all Subsequent Total Debt Ratio Fee Installments shall be waived in its and their entirety and shall not be payable by Borrower if the Obligations have been indefeasibly repaid in full in cash on or before December 15, 2005.

(c)           Default Rate.  Notwithstanding anything to the contrary contained in any provision of any Loan Document, each of Borrower and Lender acknowledges and agrees that the Default Rate shall be waived and shall not be charged from and after June 30, 2005 (i.e., the date of the occurrence of the earliest Specified Event of Default) if the Obligations have been indefeasibly repaid in full in cash on or before December 15, 2005; provided, however, that if the Obligations have not been indefeasibly repaid in full in cash on or before December 15, 2005, then the Default Rate shall be charged from and after June 30, 2005 and until such time as the Specified Events of Default and any other then existing Events of Default are waived or cured in accordance with the terms and provisions of the Loan Agreement.

SECTION 5.           Conditions Precedent.  This Amendment shall be effective upon the satisfaction of the following conditions precedent:

(a)           the representations and warranties contained herein, in the Loan Agreement and in all other Loan Documents shall be true and correct as of the date hereof, and all covenants and other agreements herein, in the Loan Agreement and in all other Loan Documents shall be and are hereby confirmed and ratified in all respects;

(b)           no Default or Event of Default shall be in existence as of the date hereof, except for the Specified Events of Default;

(c)           Borrower (i) shall have delivered to the Lender an executed original copy of this Amendment and each other agreement, document or instrument reasonably requested by the Lender in connection with this Amendment; and (ii) shall have delivered to the Lender amended and restated disclosure schedules, which shall be in form and substance satisfactory to the Lender in its Permitted Discretion and shall be attached hereto as Exhibit 5(c) (the “Amended and Restated Disclosure Schedules”);

(d)           the Borrower shall be in compliance with the notice and other requirements of the Bankruptcy Code and the applicable Rules (as defined in the Interim Financing Order) with respect to any relevant Financing Order in a manner acceptable to Lender and its counsel;

(e)           the Interim Financing Order shall have been entered by the Bankruptcy Court, in the form attached hereto as Exhibit 5(e), authorizing the secured financing under the Loan Documents on the terms and conditions set forth herein and in the Interim Financing Order, and granting super-priority expense claims to Lender with respect to all Obligations due Lender and the same is not subject to any other order that impairs its effectiveness;

(f)            the Subordinated Lender and Borrower shall have executed a Consent in the form attached hereto as Exhibit 5(f) (the “Annex Consent”), which Annex Consent: (1) shall provide that until the date upon which the Obligations owed to the Lender have been irrevocably repaid in full in cash Borrower may not make and the Subordinated Lender may not receive or retain any payment or distribution (in cash, in kind, in properties or securities, by set off or otherwise, except that the Subordinated Lender may accrue payment-in-kind interest and fees) in respect of the Subordinated Debt; (2) shall otherwise confirm that the subordination provisions set forth in Section 6P of the Note Purchase Agreement, as amended, remain in full force and effect in all respects in accordance with their terms; and (3) shall consent to the Borrower’s execution of this Amendment and otherwise confirm that none of the provisions of this Amendment shall constitute a breach, default or event of default under the Note Purchase Agreement or under the Subordinated Debt;

(g)           Borrower shall have delivered to Lender updated copies of any and all Premium Finance Arrangements, together with a written summary of such arrangements, which written summary shall be satisfactory to Lender in its Permitted Discretion;

(h)           Borrower shall have delivered to Lender a written opinion or opinions of counsel for the Borrower in form and content satisfactory to the Lender in its sole discretion, addressed to the Lender and its counsel, and covering such matters related to the transactions contemplated hereby as the Lender may request (including, without limitation, as to enforceability, authority and existence);

(i)            Borrower shall have paid to Lender all legal reasonably attorneys’ fees, charges and expenses incurred by the Lender in connection with the drafting, negotiation and execution of this Amendment;

(j)            Borrower shall have delivered to Lender a certificate of the president of Borrower dated as of the date of this Amendment on behalf of Borrower, in substantially the form of Exhibit 5(k) attached hereto; and

(k)           all proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Lender.

SECTION 6.           Additional Events of Default.  In addition to and without in any way limiting or substituting for the Events of Default outlined in the Loan Agreement and the other Loan Documents, the following shall constitute additional Events of Default:

(a)           Borrower’s breach, default, violation or failure to timely and fully comply with any covenant or agreement set forth in this Amendment or any other agreement, document or instrument executed in connection herewith, except that there shall be a seven (7) calendar day cure period commencing from the earlier of (i) Receipt by Borrower of written notice of such breach, default, violation or failure, and (ii) the time at which Borrower or any authorized officer thereof knew or became aware of such failure, violation, breach or default (notwithstanding any such notice and grace and/or cure periods in the Loan Agreement or the other Loan Documents, all of which are expressly waived with respect to provisions of this Amendment and the provisions of the Loan Agreement that are amended hereby);

(b)           Borrower’s breach, default, violation or failure to comply in any respect with the expenditure limitations set forth in the Budget or with the terms and conditions of any Financing Order, in each case without any notice, grace and/or cure period of any kind;

(c)           the occurrence of any condition or event that permits Lender to exercise any of the remedies set forth in the Financing Order, including, without limitation, any event which causes the occurrence of the “Termination Date” as such term is defined in the Financing Order, in each case without any notice, grace and/or cure period of any kind;

(d)           the termination or non-renewal of this Amendment or the Financing Order as a result of the objection of any third party being sustained, or if the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Court without the prior written consent of the Lender, in each case without any notice, grace and/or cure period of any kind;

(e)           the Borrower expresses its intention to suspend or discontinue or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business or if a trustee, receiver or custodian is appointed for the Borrower or any of its properties, in each case without any notice, grace and/or cure period of any kind;

(f)            any act, condition or event occurring after the date of the commencement of the Chapter 11 Case that has a Material Adverse Effect upon the assets of the Borrower or the Collateral or the rights and remedies of Lender under the Loan Agreement or other Loan Documents as determined by Lender in its Permitted Discretion, in each case without any notice, grace and/or cure period of any kind; and

(g)           the grant of a Lien on or other interest in the Borrower’s property or an administrative expense claim (other than any such administrative expense claim permitted by the Financing Order or this Amendment) that is superior or pari passu to Lender’s security interest in or Lien upon the Collateral or administrative expense, in each case without any notice, grace and/or cure period of any kind.

NOTHING CONTAINED IN THIS SECTION 6 SHALL BE DEEMED TO CONSTITUTE AN AMENDMENT OR MODIFICATION OF THE GRACE AND/OR CURE PERIODS SET FORTH IN THE OTHER LOAN DOCUMENTS INSOFAR AS SUCH GRACE AND/OR CURE PERIODS RELATE SOLELY TO PROVISIONS SET FORTH IN THE OTHER LOAN DOCUMENTS (AS OPPOSED TO PROVISIONS SET FORTH IN THIS AMENDMENT AND THE PROVISIONS OF THE LOAN AGREEMENT THAT ARE AMENDED HEREBY).

SECTION 7.           Consent to Modifications of Agreements with Subordinated Lender.  Lender hereby consents to Borrower’s execution and delivery of the Annex Consent.

SECTION 8.           Loan Agreement in Full Force and Effect as Amended.  Except as specifically amended hereby, by the Interim Financing Order or by any agreement or document executed by Borrower in favor of Lender in connection herewith or therewith, the Loan

Agreement and other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Neither this Amendment nor any agreement or document executed by Borrower in favor of Lender in connection herewith shall constitute a novation, satisfaction and accord, cure, release or satisfaction of the Loan Agreement and/or Loan Documents, but shall constitute amendments and waivers of certain provisions thereof.  Except as expressly set forth herein, neither this Amendment nor any agreement or document executed by Borrower on behalf of Lender in connection herewith shall be deemed to be a waiver, amendment or modification of any provisions of the Loan Agreement or any other Loan Document or any right, power or remedy of Lender, or constitute a waiver of any provision of the Loan Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Lender whether under the Loan Agreement, the other Loan Documents, at law or otherwise.  All references to the Loan Agreement shall be deemed to mean the Loan Agreement as modified hereby.  The parties hereto agree to be bound by the terms and conditions of the Loan Agreement and Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment, and each reference herein or in any other Loan Documents to the “Agreement”, “Loan Agreement” or “Credit Agreement” shall mean and be a reference to the Loan Agreement as amended and modified by this Amendment.

SECTION 9.           Representations.  Borrower hereby represents and warrants to Lender as follows:  (i) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery and performance by it of this Amendment and all other Loan Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (A) its articles of organization, operating agreement, or other organizational documents, or (B) any applicable law; (iii) except as provided under the Interim Financing Order, Annex Consent, no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Loan Documents executed and/or delivered in connection herewith by or against it; (iv) this Amendment and all other Loan Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (v) this Amendment and all other Loan Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with its terms; (vi) after giving effect to this Amendment, no Default or Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment, except for the Specified Events of Default; and (vii) except as set forth on the Amended and Restated Disclosure Schedules, the representations and warranties contained in the Loan Documents are true and correct in all respects as of the date hereof as if made on the date hereof.

SECTION 10.         Miscellaneous.

(a)           This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(b)           This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Loan Agreement or the applicable Loan Document.  This Amendment shall be considered part of the Loan Agreement and shall be a Loan Document for all purposes under the Loan Agreement and other Loan Documents.

(c)           This Amendment, the Loan Agreement and the Loan Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(d)           THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE LOAN AGREEMENT.

(e)           Borrower may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor.  Nothing contained in this Amendment shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, any duties under any account or contract in which Lender has a security interest or Lien.  This Amendment shall be binding upon the Borrower and its respective successors and assigns.

(f)            In furtherance and not in limitation of anything set forth in the Interim Financing Order, any other Financing Order or the Loan Documents, Borrower shall pay all costs and expenses incurred by Lender or any of Lender’s Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches) and reasonable fees and expenses of outside counsel and reasonable fees and expenses of in-house counsel, in connection with entering into, negotiating, preparing, reviewing and executing this Amendment and the documents, agreements and instruments contemplated hereby and all related agreements, documents and instruments, and all of the same shall be part of the Obligations.

(g)           Borrower hereby (i) agrees that this Amendment shall not limit or diminish the obligations of Borrower under the Loan Documents, (ii) reaffirms its obligations under each of the Loan Documents to which it is a party, and (iii) agrees that each of such Loan Documents remains in full force and effect and is hereby ratified and confirmed.

(h)           All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Lender shall affect such representations or warranties or the right of Lender to rely upon them.

(i)            BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT IT KNOWS OF NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM LENDER.  BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES LENDER AND EACH OF ITS PREDECESSORS, AGENTS, EMPLOYEES, AFFILIATES, COUNSEL, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, FIXED, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED THAT BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY OF THE LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND/OR THE NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 10 SHALL APPLY WITH RESPECT TO ANY WILLFUL MISCONDUCT OR BAD FAITH BY THE RELEASED PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Ratification and Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

CAPITALSOURCE FINANCE LLC

By:	/s/ Joseph Turitz
Name:	Joseph Turitz
Title:	General Counsel – Corporate Finance

BORROWER:

GARDENBURGER, INC.

By:	/s/ Scott C. Wallace
Name:	Scott C. Wallace
Title:	President and Chief Executive Officer